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                                                                      EXHIBIT 99


                                                          LIBBEY INC.
                                                          300 MADISON AVE
[LIBBEY LOGO]                                             P.O. BOX 10060
                                                          TOLEDO, OH 43699


================================================================================
N    E    W    S          R    E    L    E    A    S    E


AT THE COMPANY:                     AT THE FINANCIAL RELATIONS BOARD:
--------------                      --------------------------------
KENNETH WILKES    KENNETH BOERGER   SUZY LYNDE
VP/CFO            VP/TREASURER      ANALYST INQUIRIES
(419) 325-2490    (419) 325-2279    (312) 640-6772


FOR IMMEDIATE RELEASE
MONDAY, JUNE 10, 2002

                   LIBBEY ABANDONS ANCHOR HOCKING ACQUISITION

TOLEDO, OHIO, JUNE 10, 2002--LIBBEY INC. (NYSE: LBY) announced that it has abandoned its proposed acquisition of the Anchor Hocking businesses of Newell Rubbermaid, Inc. In light of the challenge to the acquisition by the U.S. Federal Trade Commission (FTC) and after careful consideration of various alternatives, the company concluded that this decision was in the best interest of the parties. Consistent with acquisition-related costs identified in Libbey's Form 10-Q filed on May 15, 2002 for the first quarter of 2002, these costs total approximately $8 to $9 million after - tax, or $0.51 to $0.58 per diluted share, and will be written-off in the second quarter of 2002. The vast majority of related cash payments were made prior to March 31, 2002.

John F. Meier, Libbey's chairman of the board and chief executive officer, stated, "Libbey regrets that our purchase of Anchor Hocking will not go forward, as our varied constituencies would have truly benefited. We diligently continued to search for alternative solutions that would accommodate all parties. However, the extended timing associated with the possible alternatives and the lack of certainty in achieving FTC approval forces us to conclude that we must now abandon the transaction."

Libbey restructured its Anchor Hocking transaction in January of this year, agreeing not to acquire the Anchor Hocking foodservice business that had caused issues with the FTC. Commenting on the balance of the year, Meier also stated, "We are encouraged by the performance of our Libbey business to date, with growth in our core markets exceeding our expectations."

The above information includes "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements only reflect the company's best


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assessment at this time, and are indicated by words or phrases such as "goal,"
"expects, " believes," "will," "estimates," "anticipates," or similar phrases.

Investors are cautioned that forward-looking statements involve risks and uncertainty, that actual results may differ materially from such statements, and that investors should not place undue reliance on such statements.

Important factors potentially affecting performance include devaluations and other major currency fluctuations relative to the U.S. dollar that could reduce the cost-competitiveness of the company's products compared to foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and the earnings and cash flow of the company's joint venture in Mexico, Vitrocrisa, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the company's glassware sales from its production realignment efforts and re-engineering programs, or within the intended time periods; inability to achieve targeted manufacturing efficiencies at Syracuse China and cost synergies between World Tableware and the company's other operations; significant increases in interest rates that increase the company's borrowing costs and per-unit increases in the costs for natural gas, electricity, corrugated packaging, and other purchased materials; protracted work stoppages related to collective bargaining agreements; increased competition from foreign suppliers endeavoring to sell glass tableware in the United States: major slowdowns in the retail, travel or entertainment industries in the United States, Canada and Mexico; whether the company completes any significant acquisition, and whether such acquisitions can operate profitably.

Libbey Inc.:
-    is a leading producer of glass tableware in North America;
-    is a leading producer of tabletop products for the foodservice industry;
-    exports to more than 75 countries; and,
- provides technical assistance to glass tableware manufacturers around the world.

Based in Toledo, Ohio, the company operates glass tableware manufacturing plants in California, Louisiana, and Ohio. In addition, Libbey is a joint venture partner in the largest glass tableware company in Mexico. Through its Syracuse China subsidiary, the company designs, manufactures and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Through its World Tableware subsidiary, the company imports and sells a full-line of metal flatware and holloware and an assortment of ceramic dinnerware and other tabletop items, principally for foodservice establishments in the United States.





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